SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Whole Foods Market Inc
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that a meeting of the Shareholders of Whole Foods Market Inc. (the “Company”) will be held at The Westin Bayshore, 1601 Bayshore Drive Vancouver, British Columbia V6G 2V4 Canada, on March 8, 2010 at 9 a.m. local time for the following purposes:

1.	To elect the ten nominees named in the attached Proxy statement to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the Annual Meeting of Shareholders in 2011 or upon a successor being elected and qualified.
2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 26, 2010.
3.	To consider four separate proposals from our shareholders.
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 12, 2010 are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Shareholders’ Meeting. We are mailing to many of our shareholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process is more environmentally friendly and reduces our costs to print and distribute these materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help us reduce postage and proxy tabulation costs.

Record Date: January 12, 2010

By Order of the Board of Directors,

Executive Vice President and
Chief Financial Officer

January 25, 2010

YOUR VOTE IS IMPORTANT!
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone after you receive hard copies of the proxy materials.

550 Bowie Street
Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on March 8, 2010

Some Questions You May Have Regarding this Proxy Statement

Q:	Why am I being asked to review these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation (the “Company”). We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at The Westin Bayshore, 1601 Bayshore Drive, Vancouver, British Columbia V6G 2V4, Canada, on March 8, 2010 at 9 a.m., local time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials on-line?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to many of our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. We anticipate that the Notice will be mailed to shareholders on or about January 25, 2010.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on January 12, 2010, the record date. On the record date, the Company had 170,352,593 shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting and how does the Board of Directors recommend I vote?

A:	There are six proposals, including two Company proposals and four shareholder proposals, to be considered and voted on at the meeting. Please see the information included in the proxy statement relating to these proposals. The Proposals to be voted on and related recommendation from the Board of Directors are as follows:

Company Proposals

1.	To elect the ten nominees named herein to the Board of Directors of Whole Foods Market, Inc., each to serve a one-year term expiring at the later of the Annual Meeting of Shareholders in 2011 or upon his or her successor being elected and qualified. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors.

2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 26, 2010. Our Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP as our independent auditor.

Shareholder Proposals

3.	Expanding the requirement for majority voting standards for all matters requiring a vote of the shareholders in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. Our Board of Directors unanimously recommends that you vote “AGAINST” the shareholder proposal.

4.	Amending of the Company’s Bylaws to permit removal of a director with or without cause. Our Board of Directors unanimously recommends that you vote “AGAINST” the shareholder proposal.

5.	Establishing a Board of Directors policy concerning an engagement process with proponents of shareholder proposals that are supported by a majority of the votes cast. Our Board of Directors unanimously recommends that you vote “AGAINST” the shareholder proposal.

6.	Requesting that the Board of Directors amend the Company’s Corporate Governance Principles to adopt and disclose a written and detailed CEO succession planning policy. Our Board of Directors unanimously recommends that you vote “AGAINST” the shareholder proposal.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are unaware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, John P. Mackey and Glenda Chamberlain, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	Voting Alternatives:
  via the Internet at www.proxyvote.com;
  by phone, after your receipt of printed copies of the proxy materials; or
  by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.
If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares and the Notice has been sent directly to you by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in the proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

If like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

We encourage you to register your vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on March 7, 2010, or the Company’s agent must receive your paper proxy card on or before March 7, 2010. If you hold your shares through the Company’s 401(k) Plan, you may vote via Internet or by phone until 11:59 p.m., Eastern Time, on March 3, 2010, or the Company’s agent must receive your paper proxy card on or before March 3, 2010.

Q:	What constitutes a quorum, and why is a quorum required?

A:	Return of your proxy is important because a quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q:	What if I do not vote or abstain? How are broker non-votes counted?

A.
Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote on any matter presented for shareholder approval, the effect of an abstention will be the same as a vote against a proposal.

John P. Mackey and Glenda Chamberlain are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial shareholders, your broker or nominee is not permitted to exercise voting discretion with respect to many matters to be acted upon, including election of directors. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. So long as the proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote, or if you provide instructions on how to vote by following the instructions provided to you by your broker. Recent amendments to NYSE Rules, to which your broker is likely subject, expand the list of matters on which many brokers are prohibited from voting shares held in street name without voting instructions from the beneficial owner. Most brokers are now prohibited from voting uninstructed shares for elections of directors.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will count the votes?

A:	The Company has hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We have hired a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2009 Annual Report on Form 10-K, please contact: Whole Foods Market, 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market Inc., 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors, or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at http://www.wholefoodsmarket.com/company/corporate-governance.php#self.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of 10 members. All ten members of the Board of Directors are elected by our holders of common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1. Pursuant to its agreement with the Company, Green Equity Investors V, L.P. ("GEI V"), Green Equity Investors Side V, L.P. ("GEI Side V") and Thyme Coinvest, LLC ("Thyme") are required to vote their shares in favor of all of the nominees for election as directors. As of November 26, 2009, the GEI V, GEI Side V and Thyme shares collectively represented 17.3% of the Company’s outstanding common stock.

Vote Required

Election of each director requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Current Nominees

Each of the ten members of the Board of Directors is up for reelection and each has been nominated for election at the annual meeting to hold office until the later of the next annual meeting or the election of his/her respective successor. The director nominees are Dr. John B. Elstrott, Gabrielle E. Greene, Hass Hassan, Stephanie Kugelman, John P. Mackey, Jonathan A. Seiffer, Morris J. Siegel, Jonathan D. Sokoloff, Dr. Ralph Z. Sorenson and William A. (Kip) Tindell, III. Using Rule 5605 of the NASDAQ Marketplace Rules as a guide, the Board of Directors, upon the advice of the Nominating & Governance Committee, has determined that all of the director nominees other than Mr. Mackey are “independent directors” because (i) he/she is not an executive officer or employee of the Company; and (ii) in the opinion of the Board of

Directors he/she does not have a relationship that will interfere with the exercise of independent judgment in carrying out his/her responsibilities as a director.1 This independence question is analyzed annually in both fact and appearance to promote arms-length oversight.

Mr. Mackey is a current Company officer, and accordingly the Board of Directors has concluded that he is not currently an independent director. Discussion concerning director independence, including the referenced Rule 5605 of the NASDAQ Marketplace Rules, is available on the Company website at: http://www.wholefoodsmarket.com/company/pdfs/principles.pdf.

The information provided below is biographical information about each of the nominees. Age and other information in each nominee’s biography are as of December 31, 2009.

Dr. John B. Elstrott, 61, is the Chairman of the Board and has served as a director of the Company since 1995, serving as Lead Director from 2001 to 2009. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which was started in 1991.

Gabrielle E. Greene, 49, has served as a director of the Company since 2003. Ms. Greene has served as a Principal of a diversified investment fund, Rustic Canyon/Fontis Partners, LP, since its inception in October 2005. In addition, Ms. Greene served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests, from 2002 through 2005.

Hass Hassan, 62, has served as a director of the Company since 2005. Mr. Hassan has been a General Partner of Greenmont Capital, an investment firm, since 2006. Mr. Hassan founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom in 1999. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004, when the company was acquired by Whole Foods Market.

Stephanie Kugelman, 62, has served as a director of the Company since December 2008. Ms. Kugelman is the Chairman of A.S.O., A Second Opinion, a strategy and branding consultancy
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1 Rule 5605 of the NASDAQ Marketplace Rules specifically excludes the following persons from the definition of Independent Director: (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company; (B) a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to the additional, more stringent requirements of NASDAQ Marketplace Rules 5605(c)(2); (C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer; (D) a director who is, or has a family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company's securities; or (ii) payments under non-discretionary charitable contribution matching programs; (E) a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or (F) a director who is, or has a family member who is a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.

she founded in 2006. She was previously Vice Chairman, Chief Strategic Officer of Young & Rubicam Brands, a worldwide marketing communications company, where she held positions of increasing responsibility commencing in 1971. She serves on the board of directors of Home Shopping Network, Gilda’s Club Worldwide, and Safe Horizon.

John P. Mackey, 56, co-founder of the Company, has served as Chief Executive Officer since 1978. Mr. Mackey also served as Chairman of the Board from 1978 through December 2009 and as President from June 2001 to October 2004.

Jonathan A. Seiffer, 38, has served as a director of the Company since December 2008. He has been a Partner of Leonard Green & Partners, L.P. since 1999 and joined Leonard Green & Partners, L.P. in 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors V, L.P.

Morris J. Siegel, 60, has served as a director of the Company since 2003. Mr. Siegel is currently self-employed, having operated Capitol Peaks, an investment firm since 2002. Mr. Siegel was the co-founder of Celestial Seasonings, Inc., serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group, forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002.

Jonathan D. Sokoloff, 52, has served as a director of the Company since December 2008. He has been a Managing Partner of Leonard Green & Partners, L.P. since 1994 and joined Leonard Green & Partners, L.P. in 1990. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors V, L.P. Mr. Sokoloff is also a director of Rite Aid Corporation.

Dr. Ralph Z. Sorenson, 76, has served as a director of the Company since 1994. Dr. Sorenson is the Managing Partner of the Sorenson Limited Partnership which focuses on venture capital investments in a diverse range of entrepreneurial start-ups. Dr. Sorenson is President Emeritus of Babson College (1974-1981); Professor Emeritus and former Dean of the University of Colorado Business School (1992-present); former Chairman and CEO of Barry Wright Corporation, a NYSE company (1981-1989); and former faculty member at the Harvard Business School (1964-1974, 1989-1992). Dr. Sorenson has also served on the boards of directors of a number of other prominent public companies and of several private companies. He is a former director of the Federal Reserve Bank of Boston and a Life Trustee and former Chairman of the Board of the Boston Museum of Science. He currently serves as a Trustee of The Colorado Nature Conservancy and is Colorado's representative on the Conservancy's National Trustee Council.

William A. (Kip) Tindell, III, 56, has served as a director of the Company since December 2008. He co-founded The Container Store in 1978 and is its Chairman and CEO. Mr. Tindell serves on the Executive Committee of the National Retail Federation Board of Directors, and was inducted into the Retailing Hall of Fame in 2006.

The Nominating & Governance Committee, consisting solely of “independent directors” as defined in Rule 5605 of the NASDAQ Marketplace Rules, recommended the ten directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation, our Board of Directors nominated such directors for election at the Annual

Meeting. All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Current Directors

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their ages and current committee assignments.

Name	Age	Committees
Dr. John B. Elstrott*	61	Audit
Gabrielle E. Greene	49	Audit (Chair), Compensation
Hass Hassan	62	Audit
Stephanie Kugelman	62	Nominating & Governance
John P. Mackey	56	None
Jonathan A. Seiffer	38	Nominating & Governance
Morris J. Siegel	60	Audit, Compensation (Chair)
Jonathan D. Sokoloff	52	Compensation
Dr. Ralph Z. Sorenson	76	Compensation, Nominating & Governance (Chair)
William A. (Kip) Tindell, III	56	Nominating & Governance
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* Chairman of the Board

On March 31, 2003, the Board of Directors imposed a 12-year term limit on directors effective as of that year’s annual shareholder meeting. The limit for each then-existing director began as of that shareholder meeting date regardless of the date each such director was first elected to the Board of Directors. A director who serves 12 years may sit out two years and is then eligible to serve another 12 years.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.
  Audit Committee. The duties of the Audit Committee are set forth in its charter which can be found at: www.wholefoodsmarket.com/company/pdfs/auditcommittee_charter.pdf on the Company’s website. Please also see the Audit Committee Report found under “Proposal 2” in this proxy statement.

  Compensation Committee. The duties of the Compensation Committee are set forth in its Charter which can be found on the Company’s website at: http://www.wholefoodsmarket.com/company/pdfs/compensationcommitteecharter.pdf. The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plans and Team Member stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the CEO based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the CEO; reviewing and approving the compensation of executive officers other than the CEO; reviewing and recommending to the Board of Directors employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors; and monitoring directors’ compliance with the Company’s stock ownership guidelines. The Compensation Committee Charter does not provide for any delegation of these Compensation Committee’s duties.
Regarding most compensation matters, including executive and director compensation and the Company’s salary cap, the Company’s executive team provides recommendations to the Compensation Committee. The Company did not engage any consultant related to executive and/or director compensation reported for fiscal year 2009.
  Nominating & Governance Committee. The duties of the Nominating & Governance Committee are set forth in its charter which can be found on the Company’s website at: http://www.wholefoodsmarket.com/company/pdfs/nominatinggoverancecommitteecharter.pdf. The Nominating & Governance Committee’s purpose is to periodically report to the Board of Directors regarding corporate governance matters, including making recommendations of qualified nominees for election to the Board of Directors. The Nominating & Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Directors nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nominating & Governance Committee’s direction. Any shareholder recommendation should be directed to the Secretary of the Company and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Directors membership, information regarding any relationships between the candidate and the Company within the last three years, and a written indication by the recommended candidate of her/his willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC, on the Corporate Governance page of the Company’s website, or from the Secretary of the Company). In determining whether to nominate a candidate, whether from an internally-generated or shareholder recommendation, the Nominating & Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating & Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

During fiscal year 2009, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 22; Audit Committee, 10; Compensation Committee, 7; and Nominating & Governance Committee, 4. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof), which they were required to attend. It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All members of the Board of Directors attended the Company’s 2009 annual meeting of shareholders.

The Board of Directors has determined that all Audit Committee members are “Audit Committee financial experts” under the regulations promulgated by the SEC.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 26, 2010. The submission of this matter for ratification by shareholders is not legally required; however, the Board of

Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 2010.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Independent Auditor

Ernst & Young served as our independent registered public accounting firm for the audit of our financial statements for fiscal year 2009 and has been engaged for fiscal year 2010. The Company initially engaged Ernst & Young as its independent auditor in 2001. Representatives of Ernst & Young will be present at the 2010 Annual Meeting; will have the opportunity to make a statement at the meeting if they so desire and will be available to respond to appropriate questions.

The following table presents aggregate fees billed to the Company for services rendered by Ernst & Young for the fiscal years ended September 27, 2009 and September 28, 2008 (in thousands):

	2009	2008
Audit fees	$1,226	$1,371
Audit-related fees	-	-
Tax fees	-	7
All other fees	-	-
Total	$1,226	$1,378

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees
In fiscal years 2009 and 2008, audit fees include fees associated with the annual audit of the Company's financial statements and of the Company's internal control over financial reporting, the quarterly reviews of the financial statements included in the Company’s Forms 10-Q filings, consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees
We did not engage Ernst & Young for audit-related services for fiscal years 2009 and 2008.

Tax Fees
Tax fees in fiscal year 2008 include fees for tax compliance, tax advice and tax planning.

All Other Fees
We did not engage Ernst & Young for other services for fiscal years 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by Ernst & Young during fiscal years 2009 and 2008 were approved in accordance with the Committee’s pre-approval guidelines.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company's financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling our oversight responsibilities, we have reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended September 27, 2009. We also reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management's assessment of the effectiveness of the Company’s internal control over financial reporting as of September 27, 2009, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. We have also discussed with Ernst & Young the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. We have also considered whether the provision of specific non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and believe that the services provided by Ernst & Young for fiscal year 2008 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009.

Gabrielle E. Greene (Chair)
John B. Elstrott
Hass Hassan
Morris J. Siegel

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the five executive officers of the Company: the Chief Executive Officer, the Co-Presidents and Chief Operating Officers, the Executive Vice President and Chief Financial Officer, and the Executive Vice President of Growth and Business Development.

Objectives of Compensation Program

The Company’s compensation and benefit programs reflect the Company’s philosophy of egalitarianism. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited.

The primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic Team Members who are enthusiastic about the Company’s mission and culture. A further objective of our compensation program is to provide incentives and reward each of our Team Members for their contribution to the Company. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

The salary cap relates to the Company’s commitment to stakeholder equity as a principle. This principle has led us to generally limit the maximum cash compensation we pay Team Members in relation to any fiscal year (the “salary cap”). The salary cap is set each fiscal year through use of a multiple of the Company’s average annual wage. In reviewing the multiple for a fiscal year, the Compensation Committee looks to general marketplace conditions and the compensation levels it believes to be required to attract and retain outstanding Team Members. The Compensation Committee attempts to balance the interests of attracting and retaining Team Members with fairness to all stakeholders. The following is the salary cap calculation for the Company’s past ten fiscal years:

		Average	Average
Year	Average Hourly Wage2	Annual Wage3	Multiple	Salary Cap
2000	$12.84	$26,707	14	$373,900
2001	$13.46	$27,997	14	$391,900
2002	$13.69	$28,479	14	$398,700
2003	$14.07	$29,266	14	$409,700
2004	$14.66	$30,493	14	$426,900
2005	$15.00	$31,200	14	$436,800
2006	$15.38	$31,990	19	$607,800
2007	$15.98	$33,240	19	$631,500
2008	$16.51	$34,334	19	$652,400
2009	$16.98	$35,318	19	$671,050

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward teamwork and each Team Member’s contribution to the Company. In measuring the executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance through reference to the metrics set forth below. On September 9, 2009, our Board of Directors approved the Company’s new executive incentive compensation plan (the “New Bonus Plan”) in which all of our executive officers participate. With respect to all executive officers, the New Bonus Plan replaced the Company’s previous incentive bonus plan. This New Bonus Plan includes qualitative and quantitative components.

The qualitative bonus amount is determined at the end of each fiscal year by the Compensation Committee in its discretion, provided this amount is limited to no more than 30% of the applicable executive officer’s annual base salary.

____________________

2 “Average Hourly Wage” is the total cash compensation of all full-time Team Members in a fiscal year divided by the total hours worked by all such Team Members in that year.

3 “Average Annual Wage” is the product of the Average Hourly Wage and 2,080 hours. The Company uses 2,080 hours in the calculation as it represents the product of 40 hours/week and a 52-week year.

The quantitative bonus criteria are selected at the beginning of the fiscal year by the Compensation Committee in its discretion, exclusively from the following list of thirteen possible criteria:

1.	Comparable store sales, adjusted for inflation
2.	Total sales growth, adjusted for inflation
3.	Earnings before interest, taxes and non-cash expenses (“EBITANCE”)
4.	Year-over-year improvement in EBITANCE
5.	Net operating profit after taxes, with certain other adjustments (“NOPAT”)
6.	Year-over-year improvement in NOPAT
7.	Year-over-year per square foot improvement in NOPAT
8.	NOPAT return on invested capital with certain other adjustments (“NOPAT ROIC”)
9.	Year-over-year improvement in NOPAT ROIC
10.	Economic Value Added (“EVA”)
11.	Year-over-year improvement in EVA
12.	Positive free cash flow
13.	Year-over-year improvement in average store development cost per square foot, adjusted for inflation

For 2009, the first year that bonuses were awarded under the New Bonus Plan, the following six quantitative performance criteria, formulas and relative weightings were approved concurrent with the Compensation Committee’s recommendation of the New Bonus Plan:

1.	Comparable store sales, adjusted for inflation	$3,000 is earned for every 10 basis points of improvement and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.

2.	Year-over-year improvement in EBITANCE	For every dollar of results, $0.008 (or 0.80%) is earned and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.

3.	NOPAT ROIC	$3,000 is earned for every 10 basis points of return and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.

4.	Year-over-year improvement in EVA	For every dollar of results, $0.01 (or 1.00%) is earned and the total is multiplied by 20% to weight this portion of the quantitative bonus amount.

5.	Positive free cash flow	For every dollar of results, $0.003 (or 0.30%) is earned and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.

6.	Year-over-year improvement in average store development cost per square foot, adjusted for inflation	$3,000 is earned for every 10 basis points of improvement and the total is multiplied by 10% to weight this portion of the quantitative bonus amount.

These incentive compensation elements are designed to be attainable and collectively intended to increase the executive’s overall compensation for a fiscal year. With regard to the performance criteria selected for fiscal year 2009, all performance criteria that resulted in positive dollar amounts were summed to determine the quantitative bonus amount. Performance criteria that resulted in neutral or negative dollar amounts were not subtracted from and otherwise had no impact on the qualitative bonus amount.

Total cash compensation received by each executive in relation to any fiscal year generally is limited by the Company’s salary cap. Team Members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap. The salary cap does not apply in the Team Member’s year of termination or retirement. In addition, the salary cap may not apply to compensation arrangements found in agreements related to change of control or termination of employment.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors, many of which are outside our control. The Company does not have an exact formula for allocating between cash and non-cash compensation. Other than Benefit Hours pool balances (described below), compensation generally is paid as earned.

Regarding most compensation matters, including the form and amount of executive and director compensation and the Company’s salary cap, the Company’s executive team provides recommendations to the Compensation Committee. Such recommendations include recommendations with respect to changes to the salary cap multiple, changes to executive team salaries, changes to the bonus plan, annual stock option grants, discretionary bonuses, other incentive awards and the fees paid to directors. The Compensation Committee considers a number of factors in establishing executive compensation, including executive team recommendations, general marketplace conditions and the Company’s growth and financial performance. However, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Company did not engage any consultant related to executive and/or director compensation reported for fiscal year 2009.

Elements of Company’s Compensation Plan and Why We Chose Each (How It Relates to Objectives)

Annual executive officer compensation consists of a base salary component and the incentive component discussed above. It is the Compensation Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. The Compensation Committee achieves this through generally studying compensation payments at other companies within the United States and reviewing the Company’s current salary cap. The incentive bonus is included in compensation to align the financial incentives with the financial interests of our shareholders, which we believe are primarily growth and return on invested capital.

All of our 50,000+ full-time and part-time Team Members are eligible for stock option grants through Annual Leadership Grants, which recognize and incentivize Team Member performance, or through Service Hour Grants once they have accumulated 6,000 total service hours (approximately three years of employment).4 Approximately 94% of the stock options granted under the plan since its inception in 1992 have been granted to Team Members who are not executive officers. We believe that through our broad-based plan, the economic interests of our Team Members, including our executives, are more closely aligned to those of our shareholders. Each of our executive officers (other than Mr. Mackey who has voluntarily elected not to receive stock option grants) receives stock option grants under the Company’s stock option plan. With respect to the Annual Leadership Grant, the Compensation Committee provides a discretionary award of a similar number of options to each executive officer. In determining the amount of such awards the Compensation Committee considers a number of factors including, historic practice such as the amount of prior grants, general market conditions, the pool of discretionary grants for all Team Members and our philosophy of fairness to all stakeholders. The Compensation Committee also intends to limit the numbers of shares granted to all Team Members in any one fiscal year so that annual earnings per share dilution from share-based payments expense will not exceed 10%. Further, it has been the Company’s practice to limit the total number of shares issuable under option grants in any fiscal year to members of the Whole Foods Leadership Network (“WFLN”)5 to no more than 10% of all shares issuable under option grants made to all Team Members in such fiscal year.

As noted above, we have a salary cap that generally limits the total cash compensation paid to any Team Member in relation to each fiscal year. This cap is calculated each year as an established multiple of the average cash compensation of all full-time Team Members employed during such year. Employee benefits, stock options and any other form of non-cash compensation, such as the 401(k) match, are not included in determining and applying the salary cap. In addition, any Team Member may elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, to which amount the salary cap does not apply. Cash payment under our incentive compensation plan falls within the scope of the Company’s salary cap policy.

How the Company Chooses Amounts and/or Formulas for Each Element

Each executive’s current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies generally to better understand the market and the spectrum of compensation philosophies and options across the United States. To some extent, our compensation plan is based on the market and companies against which we compete for Team Members; however, our compensation philosophy emphasizes internal pay equity and fair treatment of all stakeholders. Examples of this philosophy include the Company’s salary cap, our practice of limiting the total number of shares issuable under option grants in any fiscal year to members of WFLN to no more than 10% of all shares issuable under option grants made to all Team Members in such year, and the practice of our Compensation Committee to provide some balance of option grants to WFLN members that share similar titles or levels.
____________________

4 Service Hour Grants are allocated to each eligible Team Member based on the proportion of their total accumulated service hours.

5 WFLN is comprised of approximately 30 members of the Company’s management team, including the Executive Team.

The elements of our plan (e.g., base salary, bonus and stock options) are similar to the elements used by many companies. Our additional emphasis on fair treatment of all stakeholders requires that we cap executive and other leadership salaries at a level that does not prohibit us from competing for quality Team Members. The exact base pay, stock grant, and salary cap amounts are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining Team Members. The criteria used to calculate the quantitative portion of the New Bonus Plan were chosen because we believe they are currently the best objective measures of our overall financial performance. The smaller qualitative portion of the New Bonus Plan was included to provide the Compensation Committee with some level of planned discretion in granting executive bonuses.

Subject to certain exceptions set forth below, the Company plans stock option grant dates well in advance of any actual grant. Regarding our usual annual grants, the timing of grants is typically determined months in advance to coincide with a scheduled meeting of our Board of Directors and its Compensation Committee. Except in highly unusual circumstances, we will not allow option grants at other dates. The grant date is established when the Company’s Compensation Committee approves the grant and all key terms have been determined and are expected to be communicated to recipients within a relatively short period of time. The exercise price of each of our stock option grants is the market closing price on the grant date. The Company’s general policy is for the annual grant to occur within two weeks after the official announcement of our second quarter results so that the stock option exercise price reflects a fully-informed market price. If at the time of any planned option grant date any member of our Board of Directors or executive team is aware of material non-public information, the Company would not generally make the planned stock option grant. In such event, as soon as practical after material information is made public, the Compensation Committee intends to have a specially called meeting and/or otherwise take all necessary steps to authorize the delayed stock option grant. Regarding the grant process, the Compensation Committee does not delegate any related function, and executives are not treated differently from other Team Members.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the requirement to expense stock options. Our current intent is to limit the number of shares granted in any one year so that annual earnings per share dilution from share-based payment expenses will ramp up but not exceed 10% over time. We believe this strategy is best aligned with our stakeholder fairness philosophy because it is intended to limit future earnings dilution from options while at the same time retaining the broad based stock option plan, which we believe is important to Team Member morale, our unique corporate culture and our success.

In structuring our compensation programs we take into account Internal Revenue Code Section 162(m). Under Internal Revenue Code Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Although our salary cap usually causes non-performance-based compensation to be below the $1,000,000 threshold, in certain unusual circumstances the Company’s executives may have compensation which result in non-deductibility under Internal Revenue Code Section 162(m).

John P. Mackey
Effective January 1, 2007, John P. Mackey, our Chief Executive Officer, voluntarily reduced his salary to $1 and elected to forgo any future bonus and stock option awards. For fiscal year 2009, Mr. Mackey earned $1 in base salary and accrued $45,870 in paid time off during the fiscal year. Mr. Mackey will continue to receive the same non-cash benefits that other full-time Team Members receive, including a Team Member purchase discount card and health insurance. In addition to the above, Mr. Mackey also received certain payments related to a historic balance in his EVA pool determined under the Company’s previous incentive bonus plan. Mr. Mackey’s EVA pool was frozen at $607,800 in November 2006 when he voluntarily reduced his salary to $1 effective January 1, 2007. Mr. Mackey was entitled to receive the $607,800 amount upon his termination of employment. Instead, the historic balance from this now terminated bonus plan was paid to Mr. Mackey during fiscal year 2009 and he subsequently donated the related after tax proceeds of $379,636 to the Global Animal Partnership, a non-profit organization dedicated to continually improving the lives of farm animals. Company records reflect that Mr. Mackey paid associated federal income and employment taxes of $212,730 and $15,434, respectively. During 2009 the Company terminated the EVA bonus plan for all named executive officers and all related EVA pools were terminated.

Members of the Executive Team Other Than John P. Mackey
During fiscal year 2009, the Company had a salary freeze in place for many of our Team Members including the members of our Executive Team. Accordingly, the Compensation Committee did not increase the salary of any of our named executive officers. Other than for Mr. Mackey, whose salary has been $1 since January 1, 2007, the salary of each member of the Executive Team remained at $412,000. During fiscal year 2009, the Board of Directors adopted the New Bonus Plan which includes quantitative and qualitative components. For each of the members of the Executive Team, other than Mr. Mackey, the quantitative portion was calculated to be $259,513 for fiscal year 2009. Additionally, the Compensation Committee awarded each of the members of the Executive Team, other than Mr. Mackey, the maximum qualitative bonus of $123,600 (30% of his or her annual salary) in recognition of and appreciation of excellent performance during fiscal year 2009. However, the actual amount paid to these executive officers under the New Bonus Plan was limited by the salary cap, or in the case of Ms. Chamberlain, limited to the highest amount paid to any of the other executive officers. Each member of the Executive Team, other than Mr. Mackey, also received a matching contribution to his or her 401(k) plan in the amount of $145, which is calculated according to a formula consistent with the matching contribution available to all participating Team Members.

A. C. Gallo
For fiscal year 2009, Mr. Gallo earned $359,822 in base salary due to his having taken unpaid time off. For fiscal year 2009, Mr. Gallo’s total cash compensation was $671,050. Mr. Gallo also received an additional $24,569 during the fiscal year in the form of benefit hours earned. Mr. Gallo also received two grants of options to purchase shares totaling 12,480. The first of such grants is a leadership grant of options to purchase 12,300 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 180 shares is based on his years of service with the Company.

Walter Robb
For fiscal year 2009, Mr. Robb earned $365,370 in base salary due to his having taken unpaid time off. For fiscal year 2009, Mr. Robb’s total cash compensation was $671,050. Mr. Robb also received an additional $23,777 during the fiscal year in the form of benefit hours earned. Mr. Robb also received two grants of options to purchase shares totaling 12,156. The first of such grants is a leadership grant of options to purchase 12,000 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 156 shares is based on his years of service with the Company.

Glenda Chamberlain
For fiscal year 2009, Ms. Chamberlain earned $234,598 in base salary due to her having taken unpaid time off. For fiscal year 2009, Ms. Chamberlain’s total cash compensation was $545,826. Ms. Chamberlain also received an additional $22,985 during the fiscal year in the form of benefit hours earned. Ms. Chamberlain also received two grants of options to purchase shares totaling 12,365. The first of such grants is a leadership grant of options to purchase 12,200 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 165 shares is based on her years of service with the Company.

James P. Sud
For fiscal year 2009, Mr. Sud earned $386,769 in base salary due to his having taken unpaid time off. For fiscal year 2009, Mr. Sud’s total cash compensation was $671,050. Mr. Sud also received an additional $45,928 during the fiscal year in the form of benefit hours earned. Mr. Sud also received two grants of options to purchase shares totaling 12,357. The first of such grants is a leadership grant of options to purchase 12,250 shares, which is similar in size to the amount granted to each member of our executive team, other than Mr. Mackey. The second grant of options to purchase 107 shares is based on his years of service with the Company. In addition to the above amounts, pursuant to a Company policy allowing any Team Member to elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due, Mr. Sud elected to cash out a portion of his benefit hours in exchange for a related cash distribution of $208,047; because these amounts are otherwise owed to any Team Member, the Company’s salary cap does not apply in this context.

Compensation Committee Report

We have reviewed and discussed with management the forgoing Compensation Discussion and Analysis to be included in the Company’s proxy statement for its 2010 Shareholder Meeting, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee
Gabrielle E. Greene
Morris J. Siegel (Chair)
Jonathan D. Sokoloff
Dr. Ralph Z. Sorenson

Summary Compensation Table

The following table includes information concerning compensation for the one-year periods ended September 27, 2009, September 28, 2008 and September 30, 2007 in reference to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company, who we refer to as “named executive officers.”

Named	Year	Salary	Bonus	Option	Non-Equity	All Other	Total
Executive		(1) (2)	(3) (4)	Awards	Incentive	Compensation
Officer and				(5) (6)	Plan
Principal					Compensation
Position					(7) (8)

John P.	2009	$ 1	---	$ 56,406	$ 653,670	---	$ 710,076
Mackey
Chief Executive	2008	$ 1	---	$ 136,352	$ 33,830	---	$ 170,183
Officer	2007	$ 93,500	---	$ 260,046	$ 68,363	$ 297	$ 422,206

A. C. Gallo	2009	$ 359,822	$ 97,787	$ 86,771	$ 238,010	$ 145	$ 782,535
Co-President	2008	$ 394,960	$ 150,000	$ 149,512	$ (410,388)	$ 155	$ 284,239
and Chief
Operating	2007	$ 333,600	---	$ 260,012	$ 347,013	$ 297	$ 940,922
Officer

Walter Robb	2009	$ 365,370	$ 97,787	$ 86,380	$ 231,670	$ 145	$ 781,352
Co-President	2008	$ 406,650	$ 150,000	$ 150,977	$ (403,233)	$ 155	$ 304,549
and Chief
Operating	2007	$ 382,300	---	$ 263,588	$ 310,841	$ 297	$ 957,026
Officer

Glenda	2009	$ 234,598	$ 97,787	$ 86,305	$ 236,426	$ 145	$ 655,261
Chamberlain
Executive Vice	2008	$ 331,555	$ 150,000	$ 145,520	$ (365,763)	$ 155	$ 261,467
President
and Chief	2007	$ 339,700	---	$ 251,326	$ 351,661	$ 297	$ 942,984
Financial
Officer

James P. Sud	2009	$ 386,769	$ 97,787	$ 85,741	$ 232,422	$ 145	$ 802,864
Executive Vice	2008	$ 386,638	$ 150,000	$ 145,035	$ (378,361)	---	$ 303,312
President
of Growth and	2007	$ 381,900	---	$ 250,969	$ 303,489	---	$ 936,358
Business
Development

     (1) All cash compensation received by the named executive officer is found in the Salary, Bonus or Non-Equity Incentive Plan Compensation Columns of this Table, except as noted in Footnote 2 of the Benefit Hours table below. The total cash compensation received for each named executive officer in relation to each fiscal year is generally limited to the Company’s salary cap for such fiscal year. For fiscal years 2009, 2008 and 2007, the salary cap was $671,050, $652,360 and $631,500, respectively. In 2009 and 2008 the annualized average rate of pay for all named executive officers, excluding Mr. Mackey was $412,000. In 2007 the annualized average rate of pay for all named executive officers was $392,000. Amounts shown in the Salary Column of this Table reflect the amount actually received by each named executive officer during the fiscal year, not such officer’s annual rate of pay for the indicated fiscal year; rates may be higher than amounts shown due to the named executive officer electing to take time-off without pay.
     (2) Effective January 1, 2007, Mr. Mackey voluntarily reduced his salary to $1 and elected to forgo earning any future cash compensation, stock awards and/or options awards.
     (3) Based on our compensation structure and applicable disclosure rules, only part of the New Bonus Plan compensation is disclosed in this column (See Non-Equity Incentive Plan Compensation Column of this Table for additional compensation under the New Bonus Plan). For fiscal year 2009, the Compensation Committee implemented the New Bonus Plan for named executive officers, excluding Mr. Mackey, and, subject to the salary cap, related amounts were earned and paid to the named executive officer for the fiscal year. The Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual base salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2009. The quantitative portion of the New Bonus Plan award was calculated to be $259,513 for fiscal year 2009. The total of these two amounts is $383,113. The amounts shown were calculated by multiplying approximately 32% (the ratio of the $123,600 qualitative award amount to the total New Bonus Plan award amount of $383,113) times the average actual total cash paid under the New Bonus Plan after the application of the salary cap for Mr. Gallo, Mr. Robb and Mr. Sud. Although Ms. Chamberlain’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the amount paid to each of the other executives.
     (4) With respect to fiscal year 2008, the Compensation Committee approved this discretionary bonus based on its intention to set total executive cash compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our other stakeholders.
     (5) Amounts represent the share-based payment expense, related to the expensing of stock options, included in the Company’s consolidated financial statements. Stock options vest ratably over a four-year period. See Note 16 of the consolidated financial statements in the Company's Annual Report for the year ended September 27, 2009 regarding assumptions underlying valuation of equity awards.
     (6) Although Mr. Mackey received no grant of stock options during fiscal years 2009, 2008 or 2007, the amount in his Option Awards column represents the Company’s expense associated with vesting during each of these fiscal years of options granted to him prior to January 1, 2007.
     (7) Mr. Mackey’s EVA pool was frozen at $607,800 in November 2006 when he voluntarily reduced his salary to $1 effective January 1, 2007. Mr. Mackey was entitled to receive the $607,800 amount upon his termination of employment. Instead, the historic balance from this now-terminated bonus plan was paid to Mr. Mackey during fiscal year 2009 and he subsequently donated the entire after-tax proceeds of $379,636 to the Global Animal Partnership, a non-profit organization dedicated to continually improving the lives of farm animals. Company records reflect that Mr. Mackey paid associated federal income and employment taxes of $212,730 and $15,434 respectively. During 2009, the Company terminated the EVA bonus plan for all Named Executive Officers and all related EVA pools were discontinued. The $45,870 balance of the total in this column relates to benefit hours earned by Mr. Mackey for fiscal year 2009. See Benefit Hours table for total benefit hours accumulated by Mr. Mackey – this amount is payable upon his termination of employment.
     (8) For fiscal year 2009 the Compensation Committee implemented the New Bonus Plan for named executive officers, excluding Mr. Mackey, and related amounts were earned and paid to the named executive officer for the fiscal year. Based on our compensation structure and applicable disclosure rules, only part of the New Bonus Plan compensation is disclosed in this column (See Bonus Column of this Table for additional compensation under the New Bonus Plan), and certain other compensation related to earned and unused paid time off is also disclosed in this column. The quantitative portion of the New Bonus Plan disclosed here was calculated to be $259,513 for fiscal year 2009. Additionally, the Compensation Committee awarded the maximum qualitative bonus of $123,600 (30% of the annual salary) in recognition of and appreciation for the excellent performance of the executive team during fiscal year 2009. The total of these two amounts is $383,113. The portion of the New Bonus Plan bonus disclosed in this column is the actual total cash paid under the New Bonus Plan, after a deduction of the amount allocated to the qualitative portion of the bonus under the New Bonus Plan (See Bonus Column of this Table) and after the application of the salary cap for Mr. Gallo, Mr. Robb and Mr. Sud. Although Ms. Chamberlain’s cash compensation would not have exceeded the salary cap, her bonus amount paid was limited to the highest amount paid to any of the other executives. For fiscal year 2009, the total amount shown in this column for each named executive officer other than Mr. Mackey, is the sum of:

A.	the total amount paid under the New Bonus Plan, less the amount disclosed in the Bonus column of this Table; and
B.	Registrant’s contribution to each named executive officer’s benefit hours pool net of aggregate withdrawals and distributions (See Benefit Hours Table: Registrant Contribution Column).
For each named executive officer other than Mr. Mackey, the total column amount is broken down into the following ordered parts which correspond to the notes above: A + B = Total Non-Equity Incentive Compensation Column amount. For fiscal year 2009: Mr. Gallo $213,441 + $24,569 = $238,010; Mr. Robb $207,893 + $23,777 = $231,670; Ms. Chamberlain $213,441 + $22,985 = $236,426; and Mr. Sud $186,494 + $45,928 = $232,422.
     (9) Amounts in this Column relate solely to the Company’s 401(k) match program which is available to all Team Members.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the options granted and potential payments under the New Bonus Plan during or for the fiscal year ended September 27, 2009 to each of our named executive officers listed in the summary Compensation Table as shown under the caption “Executive Compensation.”

Named Executive	Grant	Estimated Future Pay-outs			All Other	All Other	Exercise or	Grant Date
Officer	Date	Under Non-Equity Incentive			Stock	Option	Base Price	Fair Value
		Plan Awards			Awards:	Awards:	of Option	of Stock
					Number	Number of	Awards	and Option
					of Shares	Securities		Awards (2)
					of Stock	Underlying
		Threshold	Target (1)	Maximum	or Units	Options
John P. Mackey	---		---			---	---	---

A. C. Gallo	05/22/09		$ 278,000			12,480	$ 18.90	$ 112,089

Walter Robb	05/22/09		$ 278,000			12,156	$ 18.90	$ 109,179

Glenda Chamberlain	05/22/09		$ 278,000			12,365	$ 18.90	$ 111,056

James P. Sud	05/22/09		$ 278,000			12,357	$ 18.90	$ 110,984

(1) The Company implemented the New Bonus Plan effective September 9, 2009. The New Bonus Plan has a qualitative discretionary component (See Summary Compensation Table: Bonus Column) and a quantitative component which is described here. The quantitative component of the New Bonus Plan does not provide for threshold or maximum payment amounts, except that the payment may be limited due to the salary cap. Specified targets under the quantitative portion of the New Bonus Plan are described above under the heading “What Our Compensation Program is Designed to Reward.” The amount disclosed as each named executive officer’s “target” under the quantitative portion of the New Bonus Plan for fiscal year 2009 is a representative amount. This disclosed figure was determined by calculating the difference between their base salary and the salary cap. Each named executive officer’s compensation under the New Bonus Plan for fiscal year 2009 is subject, together with base salary, to the salary cap described in the Compensation Discussion and Analysis section above.
(2) See Note 16 of the consolidated financial statements in the Company's Annual Report for the year ended September 27, 2009 regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at the fiscal year end, September 27, 2009. The number of options held at September 27, 2009 includes options granted under the Whole Foods Market 2009 Stock Incentive Plan, which is a consolidation, amendment and restatement of the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members and the Whole Foods Market, Inc. Amended and Restated Stock Option Plan for Outside Directors.

	Option Awards					Stock Awards
Named	Number	Number	Equity	Option	Option	Number of	Market	Equity	Equity
Executive	of	of	Incentive	Exercise	Expiration	Shares or	Value of	Incentive	Incentive
Officer	Securities	Securities	Plan	Price	Date	Units of	Shares or	Plan	Plan
	Underlying	Underlying	Awards:			Stock That	Units of	Awards:	Awards:
	Unexercised	Unexercised	Number of			Have Not	Stock	Number of	Market or
	Options	Options	Securities			Vested	That	Unearned	Payout
	Exercisable	Unexercisable	Underlying				Have Not	Shares,	Value
		(1)	Unexercised				Vested	Units or	of Unearned
			Unearned					Other	Shares, Units
			Options					Rights That	or Other
								Have Not	Rights That
								Vested	Have Not
									Vested
John P. Mackey	4,000	0		24.6050	01/22/10	---	---	---	---
	12,000	0		27.8200	03/31/10
	6,000	0		29.8750	11/06/10
	12,000	0		39.6100	05/06/11
	3,546	1,183		68.9600	05/12/11
	9,500	0		41.0450	10/22/11
	10,000	0		43.4250	11/04/11
	12,000	0		54.1700	05/06/12
	12,000	0		66.8050	09/15/12

A. C. Gallo	12,000	0		27.8200	03/31/10	---	---	---	---
	6,000	0		29.8750	11/06/10
	12,000	0		39.6100	05/06/11
	3,490	1,164		68.9600	05/12/11
	8,000	0		41.0450	10/22/11
	10,000	0		43.4250	11/04/11
	12,000	0		54.1700	05/06/12
	2,334	2,334		39.7400	05/18/12
	12,000	0		66.8050	09/15/12
	1,168	3,504		27.6200	05/23/13
	0	12,480		18.9000	05/22/16
Walter Robb	4,000	0	---	24.6050	01/22/10	---	---	---	---
	12,000	0		27.8200	03/31/10
	6,000	0		29.8750	11/06/10
	12,000	0		39.6100	05/06/11
	3,471	1,158		68.9600	05/12/11
	9,300	0		41.0450	10/22/11
	10,000	0		43.4250	11/04/11
	12,000	0		54.1700	05/06/12
	2,320	2,322		39.7400	05/18/12
	12,000	0		66.8050	09/15/12
	1,162	3,486		27.6200	05/23/13
	0	12,156		18.9000	05/22/16

Glenda	4,000	0		24.6050	01/22/10	---	---	---	---
Chamberlain
	12,000	0		27.8200	03/31/10
	6,000	0		29.8750	11/06/10
	12,000	0		39.6100	05/06/11
	3,480	1,161		68.9600	05/12/11
	5,000	0		41.0450	10/22/11
	10,000	0		43.4250	11/04/11
	12,000	0		54.1700	05/06/12
	2,326	2,327		39.7400	05/18/12
	12,000	0		66.8050	09/15/12
	1,164	3,494		27.6200	05/23/13
	0	12,365		18.9000	05/22/16
James P. Sud	12,000	0	---	27.8200	03/31/10	---	---	---	---
	6,000	0		29.8750	11/06/10
	12,000	0		39.6100	05/06/11
	3,434	1,145		68.9600	05/12/11
	5,000	0		41.0450	10/22/11
	10,000	0		43.4250	11/04/11
	12,000	0		54.1700	05/06/12
	2,295	2,296		39.7400	05/18/12
	12,000	0		66.8050	09/15/12
	1,149	3,449		27.6200	05/23/13
	0	12,357		18.9000	05/22/16

(1) Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the named executive officers during the fiscal year ended September 27, 2009.

	Option Awards		Stock Awards
Named Executive Officer	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on Exercise	Acquired	on Vesting
	on Exercise	(1)	on Vesting
John P. Mackey	---	---	---	---
A. C. Gallo	4,000	15,105	---	---
Walter Robb	---	---	---	---
Glenda Chamberlain	---	---	---	---
James P. Sud	4,000	20,264	---	---

     (1) Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the exercise date), less the total option price paid for the shares, regardless of whether or not the shares were sold on the date of exercise, sold subsequently, or held.

Non-Qualified Deferred Compensation

EVA Bonus Plan

The table below provides information concerning the EVA pool for each of our named executive officers during the fiscal year ended September 27, 2009.

Upon termination of employment, each named executive officer is entitled to receive as a lump sum payment the Aggregate Balance in his or her EVA pool. If a termination of employment had occurred as of September 27, 2009, in addition to other benefits discussed herein, each executive would be entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End Column of this Table. The executive EVA pool plan was terminated effective September 9, 2009.

Named Executive	Executive	Registrant	Aggregate	Aggregate	Aggregate
Officer	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in	in	in	Distributions	at
	Last	Last	Last	(2)	Last
	Fiscal Year	Fiscal Year	Fiscal		Fiscal
	End	End (1)	Year End		Year End
(3)
John P. Mackey	---	$ 0	---	$ 607,800	$ 0
A. C. Gallo	---	$ 0	---	$ 0	$ 0
Walter Robb	---	$ 0	---	$ 0	$ 0
Glenda Chamberlain	---	$ 0	---	$ 0	$ 0
James P. Sud	---	$ 0	---	$ 0	$ 0

     (1) Effective September 9, 2009, the Company discontinued further bonus pooling for all named executive officers.
     (2) Mr. Mackey’s EVA pool was frozen at $607,800 in November 2006 when he voluntarily reduced his salary to $1 effective January 1, 2007. Mr. Mackey was entitled to receive the $607,800 amount upon his termination of employment. Instead, the historic balance from this now-terminated bonus plan was paid to Mr. Mackey during fiscal year 2009 and he subsequently donated the entire after-tax proceeds of $379,636 to the Global Animal Partnership, a non-profit organization dedicated to continually improving the lives of farm animals. Company records reflect that Mr. Mackey paid associated federal income and employment taxes of $212,730 and $15,434, respectively. During 2009, the Company terminated the EVA bonus plan for all Named Executive Officers and all related EVA pools were discontinued.
     (3) At the beginning of fiscal year 2009, other than with respect to Mr. Mackey’s EVA pool the Aggregate Balance of each executive’s EVA pool was $ 0.

Benefit Hours

The table below provides information concerning the benefit hours related to accrued paid vacation and other personal time for each of our named executive officers during the fiscal year ended September 27, 2009.

Upon termination of employment, all Team Members are entitled to receive a related lump sum payment for unused benefit hours, and in such year of termination of employment, total cash compensation received may be in excess of the salary cap. If a termination of employment had occurred as of September 27, 2009, in addition to other benefits discussed herein, each executive would be entitled to receive the amount specified in the Aggregate Balance at Last Fiscal Year End Column of this Table.

Named	Executive	Registrant	Aggregate	Aggregate	Aggregate
Executive	Contributions	Contributions	Earnings	Withdrawals/	Balance
Officer	in	in	in	Distributions	at
	Last	Last	Last	(2)	Last
	Fiscal Year	Fiscal Year	Fiscal		Fiscal
		(1)	Year		Year End
(3)
John P. Mackey	---	$ 45,870	---	$ 0	$ 262,833
A. C. Gallo	---	$ 24,569	---	$ 0	$ 199,725
Walter Robb	---	$ 23,777	---	$ 0	$ 345,160
Glenda Chamberlain	---	$ 22,985	---	$ 0	$ 469,394
James P. Sud	---	$ 45,928	---	$ (277,396)	$ 76,442

     (1) Reflects the net increase in amount from last year including: (a) paid time off hours earned this year in excess of hours used; and (b) would normally include an increase in executives’ rates of pay during the fiscal year applied to paid time off hours earned but not yet used from prior years; however a salary freeze was in effect for fiscal year 2009 and there was no change in the executives’ rates of pay.
     (2) Our Company policy allows any Team Member to elect to receive a cash payment in exchange for their unused paid time off at 75% of the value otherwise due. The amount specified for Mr. Sud reflects a decrease in his benefit hours due to such an election and a related cash payment of $208,047 (actual cash payment was discounted to 75%). Because these amounts are otherwise owed to any Team Member, the Company’s salary cap does not apply in this context.
     (3) Amounts are calculated using paid time off hours earned at the executives 2009 rate of pay of $198.14 per hour as follows: Mr. Mackey 1,326.5 paid time off hours; Mr. Gallo 1,008 hours; Mr. Robb 1,742 hours; Ms. Chamberlain 2,369 hours; and Mr. Sud 385.8 hours.

Potential Payments on Termination/Change of Control

In 1991, the Company entered into Retention Agreements with Mr. Mackey and Ms. Chamberlain. These agreements provide for certain benefits upon an involuntary termination of employment, other than for cause, after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to the executive’s then current annual salary and prior year’s bonus; continuation of life, health and disability benefits for one year after the termination of employment; and the immediate vesting of any outstanding stock options granted to such executive officer with up to six months to exercise.

If a Triggering Event and termination of employment had occurred as of September 27, 2009, we estimate that the value of the benefits under the Retention Agreements would have been as follows:

Name	Lump Sum	Continuation of	Accelerated
	Severance Payment	Insurance Benefit	Vesting of Stock
	(1)		Options (2)
John P. Mackey	$ 1	$ 8,256	$ 13,792
Glenda Chamberlain	$ 723,228	$ 7,334	$ 157,913

     (1) Payment based on fiscal year 2009 salary plus fiscal year 2008 bonus under The New Bonus Plan.
     (2) Accelerated vesting of stock option amounts were determined by measuring the fair value of the related modification of the unvested stock options as of September 27, 2009. See Note 16 of the consolidated financial statements in the Company’s Annual Report for the year ended September 27, 2009 regarding assumptions underlying valuation of equity awards.

In addition to the payments above each executive is entitled to a payout of the balances found in their Benefit Hours Table in the Aggregate Balance at Last Fiscal Year End column.

Director Compensation Table

For fiscal year 2009, each of our non-employee directors received the following: a $8,170 quarterly retainer; $6,011 for each Board of Directors’ meeting attended in person; $1,101 for each Committee meeting attended in person in conjunction with a Board of Directors meeting; $4,404 for each Committee meeting attended in person apart from a Board of Directors meeting; $1,468 for each Board of Directors/Committee meeting greater than two hours in length attended by telephone in which a majority of directors/committee members participated; $1,101 for each Board of Directors/Committee meeting between one and two hours in length attended by telephone in which a majority of directors/committee members participated; and $551 for each Board of Directors/Committee meeting between fifteen minutes and one hour in length attended by telephone in which a majority of directors/committee members participated. A quarterly retainer was paid to the Lead Director in the amount of $9,344. Finally, each Board of Directors Committee Chair received the following quarterly retainer: $3,499 to the Audit Committee Chair; $1,835 to the Compensation Committee Chair; and $1,835 to the Nominating & Governance Committee Chair.

We strive to promote an ownership mentality among key leadership and the Board of Directors. Our Corporate Governance Principles provide that it is the policy of the Board of Directors to encourage each director to maintain a stock ownership investment in the Company equal to one times the estimated cash compensation received by each such director for the first full year of service on the Board of Directors. The members of our Board of Directors receive regular grants of stock options. Options become exercisable in four equal installments each year beginning on the first anniversary of the grant date. At fiscal year end 2009, each of our then existing directors owned or beneficially owned the indicated number of shares of Company stock: Dr. John B. Elstrott, 43,800; Gabrielle E. Greene, 2,521; Hass Hassan, 30,002; Stephanie A. Kugelman, 2,500; John P. Mackey, 1,156,271; Jonathan A. Seiffer and Jonathan D. Sokoloff, 29.3 million, see details below*; Morris J. Siegel, 3,000; Dr. Ralph Z. Sorenson, 34,865; and William A. Tindell, 12,000.

The following table provides compensation information for the one-year period ended September 27, 2009 for each member of our Board of Directors as of such date.

____________________

* As of fiscal year end 2009, an indirect ownership of 425,000 shares of Series A Preferred Stock, convertible into Company common stock, that may be deemed beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Such Series A Preferred Stock was converted into 29,310,336 shares of Company common stock on November 26, 2009. See the Beneficial Ownership Table at the end of this Proxy Statement for a detailed description of this interest.

Name (1)	Fees Earned	Stock	Option	Non-Equity	Change in	All Other	Total
	or Paid in	Awards	Awards	Incentive Plan	Pension	Compensation
	Cash		(2)	Compensation	Value and	(3)
Nonqualified
Deferred
Compensation
Earnings
Dr. John B. Elstrott	$ 153,167		$ 29,061
Gabrielle E. Greene	$ 130,338		$ 29,061			$ 4,266
Hass Hassan	$ 115,241		$ 29,061
Stephanie A. Kugelman	$ 54,715		$ 8,967
John P. Mackey (4)	---		---			---	---
Morris J. Siegel	$ 123,682		$ 29,061
Dr. Ralph Z. Sorenson	$ 121,480		$ 29,061
William A. Tindell	$ 55,266		$ 8,967

     (1) Directors Jonathan A. Seiffer and Jonathan D. Sokoloff received no related compensation for fiscal year 2009.
     (2) Amounts represent the share-based payment expense, related to the expensing of stock options, included in the Company’s consolidated financial statements. Stock options vest ratably over a four-year period. See Note 16 of the consolidated financial statements in the Company's Annual Report for the year ended September 27, 2009 regarding assumptions underlying valuation of equity awards. Directors Dr. John B. Elstrott, Gabrielle E. Greene, Hass Hassan, Morris J. Siegel and Dr. Ralph Z. Sorenson each received options to purchase 16,250 shares with a grant date fair value of $80,240 during fiscal year 2009. Directors Stephanie Kugelman and William A. Tindell each received options to purchase 13,750 shares with a grant date fair value of $72,430 during fiscal year 2009. At fiscal year end 2009, the aggregate number of shares issuable under stock option awards outstanding for each director was as follows: Dr. John B. Elstrott, 51,000; Gabrielle E. Greene, 53,800; Hass Hassan, 49,000; Morris J. Siegel, 58,000; Dr. Ralph Z. Sorenson, 56,000; Stephanie Kugelman, 13,750; William A. Tindell, 13,750; Jonathan A. Seiffer, 0; Jonathan D. Sokoloff, 0.
     (3) The specified amount relates to reimbursement payments for continuing board education. The Company’s policy is that upon request from a director the Company will reimburse the director for travel and meal expenses incurred during their travel for Company business, and for continuing board education up to $5,000 in any calendar year including related travel and meal expenses incurred.
     (4) See Summary Compensation Table for disclosure related to Mr. Mackey who is also an Executive Officer of the Company. Mr. Mackey does not receive any compensation for serving as a member of the Board of Directors.

Stock Options

We have historically granted options to purchase common stock under the Whole Foods Market 2009 Stock Incentive Plan and its predecessors. Our Company has, in connection with certain of our business combinations, assumed the stock option plans of the acquired companies. All options granted under plans assumed in business combinations were governed by the terms and conditions of those grants. As of September 27, 2009, options to purchase an aggregate of 74,705,991 shares of common stock (net of options canceled) had been granted pursuant to these plans, and options to purchase 42,804,205 shares had been exercised. Options to purchase 18,317,000 shares of common stock remained outstanding under these plans as of such date, of which approximately 12,440,000 shares were in the money, and options to purchase 15,448,000 shares of common stock remained available under these plans for future grant.

Code of Business Conduct

The Company expects all of its Team Members and directors to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. The Company has adopted a Code of Business Conduct, which is posted on the Company’s website at http://www.wholefoodsmarket.com/company/pdfs/codeofconduct.pdf. The Code of Business Conduct applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and other persons who perform similar functions for the Company, in addition to the corporate directors and employees of the Company.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of September 27, 2009.

			Options Available
	Options	Weighted Average	for Future
Plan Category	Outstanding	Exercise Price	Issuance
Approved by security holders	18,317,000	$45.24	15,448,000
Not approved by security holders	--	--	--
Total	18,317,000	$45.24	15,448,000

Certain Relationships and Related Transactions

LGP Transaction
On April 16, 2009, the Company entered into an amendment (the “First Amendment”) to the Securities Purchase Agreement dated November 5, 2008 between the Company and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC (collectively, “LGP”). During fiscal year 2009, LGP beneficially owned Series A 8.00%

Redeemable Convertible Exchangeable Preferred Stock, representing approximately 17.3% of the Company’s capital stock. Two members of the Company’s Board of Directors, Messrs. Seiffer and Sokoloff, may be deemed, for purposes of Section 16 of the Exchange Act, to have indirect beneficial ownership of the shares owned by LGP. The Company made payments to LGP totaling $19,833,333 during fiscal year 2009 related to these shares. Under the original Securities Purchase Agreement, the Company sold and issued 425,000 shares of Series A Preferred Stock to LGP for $425 million. The First Amendment eliminated the participation feature of and provided for mandatory payment of cash dividends on the Series A Preferred Stock. Other details related to the First Amendment are disclosed in the Company’s Current Report on Form 8-K filed on April 16, 2009. The full Board of Directors reviewed the proposed First Amendment. Messrs. Seiffer and Sokoloff made themselves available to answer any questions from the other members of the Board of Directors regarding the proposed First Amendment. Messrs. Seiffer and Sokoloff were excused from and did not participate in final deliberations and approval of the First Amendment by the Board of Directors. Such Series A Preferred Stock was converted into 29,668,574 shares of Company common stock on November 26, 2009. See the Beneficial Ownership Table at the end of this proxy statement for a detailed description of this interest.

BookPeople
During fiscal year 2009, the Company received lease payments totaling approximately $500,000 from BookPeople, Inc., a retailer of books and periodicals unaffiliated with the Company. Mr. Mackey and Ms. Chamberlain, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock of BookPeople. BookPeople leases retail space from the Company at one of the Company’s Austin, Texas locations. The lease, which was entered into on December 31, 1993, provides for an aggregate annual minimum rent of approximately $0.5 million for fiscal year 2009.

Related Party Transactions In General
The Nominating & Governance Committee of the Board of Directors, pursuant to its written charter, generally is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Nominating & Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2009 that was submitted to the Nominating & Governance Committee for approval as a “related party” transaction.

PROPOSAL 3 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205 Redondo Beach, California 90278 (the “Proponent”). Proponent has owned more than $2,000 (market value) of shares of Whole Foods Market, Inc. common stock for at least one year prior to September 24, 2009. The Proponent’s Proposal and Supporting Statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s Proposal and Supporting Statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

3 – Adopt Simple Majority Vote

RESOLVED: Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws. This includes removing the supermajority voting requirements adopted by our management in 2008.

Currently a 1%-minority can frustrate the will of our 74%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. This proposal topic won up to 88% support at the following companies in 2009:

Goldman Sachs (GS)	75%	By James McRitchie (Sponsor)
Waste Management (WMI)	80%	By William Steiner
FirstEnergy (FE)	80%	By Ray T. Chevedden
Macy’s (M)	88%	By William Steiner

This proposal topic won our 57%-support at our 2009 annual meeting. The Council of Institutional Investors recommends that management adopt shareholder proposals upon receiving their first majority vote.

Please encourage our board to respond positively to our majority support of this proposal topic in 2009:

Adopt Simple Majority Vote
Yes on 3

OUR STATEMENT IN OPPOSITION

This is the second consecutive year that this proposal has been submitted to our shareholders. Last year, the proposal received the affirmative vote of 57% of the share votes cast at our 2009 annual meeting; however, this affirmative vote represents only 37% of the Company’s outstanding shares. Accordingly, we believe the sentiment of our total shareholder base on this issue is not entirely clear.

We support majority voting as a core tenet of our corporate governance. However, the broad and indiscriminate use of a majority of shares “cast” standard is not in the best interest of all Company shareholders. The Board owes a fiduciary duty to the Company and complex circumstances may create a need for the Board to act to protect each shareholder’s rights, including the limited use of a standard other than majority of votes cast. Texas corporation laws contemplate this need in mandating that certain corporate actions require the vote of a majority of all outstanding shares of voting stock. We believe giving the Board some flexibility in this area is in the best interest of all of our shareholders.

The Company has a history of responding to shareholder concerns, and majority voting has been substantially implemented by Whole Foods Market for all material items involving a vote of shareholders, including the election of directors. In 2006, we amended our Amended and Restated Articles of Incorporation to reduce to a majority of outstanding shares the 66 2/3% of outstanding shares standard otherwise prescribed by the Texas corporation laws for such actions as mergers, charter amendments, certain sales of assets and dissolution. In January 2008, we amended Article II, Section 9 of our Bylaws to implement a majority of vote cast standard for the election of directors in an uncontested election, coupled with a director resignation policy for those directors who do not receive a majority of votes cast. Prior to this amendment, election of our directors had been subject to a plurality vote standard.

In August 2008, we approved Bylaw provisions regarding various procedural matters (the “Procedural Provisions”) as well as a companion provision which required a supermajority vote (the “Supermajority Standard”) in order to amend these new provisions. The Procedural Provisions include: advanced notice for proposal of business and written consent of shareholders in lieu of holding a shareholder meeting, and removal and indemnification of directors. Some of the Procedural Provisions were added to ensure greater deliberation and transparency in our shareholder voting process. Others were added to help us attract and retain qualified directors. More recently our Board of Directors amended the Bylaws to remove the Supermajority Standard in favor of a majority of shares “outstanding” standard.

We understand that the Super Majority Standard previously used in our Bylaws may be a source of concern related to the entrenchment of management; however, the Board of Directors must also consider its duty to act for the interest of all of our shareholders—even if one shareholder accumulates a significant percentage of our shares. With respect to the Procedural Provisions, the proposed majority of votes cast standard allows less than a majority of all shareholders to make substantial modifications to our Bylaws, while the majority of votes outstanding standard adopted by the Board of Directors ensures that only a true majority of shareholders will be able to amend these sensitive provisions. We believe this minimal deviation from a majority of votes cast standard will help prevent a relatively small ownership interest from ignoring the rights and best interests of the remaining shareholders, while still maintaining our general commitment to majority voting. We also believe that here the majority of votes outstanding standard represents a balanced approach that strives to address the above competing concerns.

We have additional operational concerns about the broad wording of the Proponent’s proposal. In December 2008, in the midst of a severe economic downturn, we completed a transaction in which we issued shares of Series A Preferred Stock to affiliates of Leonard Green & Partners for consideration of $425 million. As is customary for strategic investors of this size, we granted this investor certain preferential rights, including a separate class voting right to approve material corporate actions not in the ordinary course of business. We believe the broad wording of the Proponent’s proposal may interfere with our ability to enter into such strategic investment transactions in the future. Although we currently do not contemplate such a transaction, we believe the broad wording of this proposal could impede the Board’s ability to exercise its duties on behalf of the Company.

PROPOSAL 4 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from Amalgamated Bank’s LongView LargeCap 500 Index Fund, 275 Seventh Avenue, New York, New York 10001 (the “Proponent”). Proponent has owned in excess of $2,000 of Whole Foods Market, Inc. common stock for at least one year prior to September 29, 2009. The Proponent’s Proposal and Supporting Statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s Proposal and Supporting Statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

     Resolved: The shareholders of Whole Foods Market, Inc. hereby ask the board of directors to amend the bylaws to permit removal of a director either with or without cause, which was the standard prior to the board’s 2008 amendment to the bylaws.

Supporting statement

     For a number of years, Whole Foods had a salutary governance practice of allowing the removal of a director either with or without cause. This principle was embodied in the Company’s bylaws and gave shareholders the flexibility to deal with situations where a director is not acting in the best interest of the Company and its shareholders.

     In August 2008 the board of directors unilaterally and without advance notice to shareholders amended this bylaw to limit the shareholders’ power to remove directors only to situations where there is “cause.” The new bylaw also defined “cause” narrowly as covering only a criminal indictment or a judicial finding that a director had breached his or her fiduciary duties to the Company or was not capable of performing a director’s responsibility.

     The board’s action came four months after the Securities & Exchange Commission closed an investigation into the actions of the Company’s Chairman and CEO, who used a false name to post comments on a Yahoo! chat room for investors, a fact confirmed by Whole Foods. The SEC investigation was apparently prompted because the posts made by the person using Mr. Mackey’s pseudonym praised Whole Foods while disparaging the future prospects of Wild Oats Markets, a competitor that Whole Foods later acquired.

     These posts generated needless controversy and adverse publicity for Whole Foods, even though the SEC later closed its investigation with no charges being brought.

     The director removal amendment at issue here was one of a package of changes that the board adopted unilaterally in 2008 to limit shareholder rights. Other new bylaws require additional notice to the board when shareholders nominate director candidates, impose additional steps in order for shareholders to act by written consent, and require a vote by 75% of the outstanding shares to amend these portions of the bylaws as well as certain other bylaw provisions. Another new bylaw specified that the board may advance legal expenses to a director or officer covered by an indemnification agreement.

     If the board wants to limit shareholder rights, we believe that shareholders should have a say in the process. Accordingly, we urge the board to repeal the 2008 bylaw amendment on director removal and to re-instate the prior “with or without cause” standard. If the board believes that a “for cause” limitation is warranted, we believe that such a bylaw should first be presented to shareholders for their approval.

     We urge you to vote FOR this resolution.

OUR STATEMENT IN OPPOSITION

     As discussed in our Opposition Statement to Proposal No. 3, we approved various Bylaw amendments in August 2008 to ensure that we could retain and attract the best candidates to serve on our board. Our shareholders have the opportunity to vote every year on the retention of each director. Unlike many other companies, we do not have a staggered board or multiple year terms for directors. We believe that our annual meeting is the appropriate time for shareholders to exercise their right to evaluate each director. We do not believe that subjecting the Company to the cost and distraction of director election contests at other times throughout the year is responsible corporate governance, particularly where the election is not even premised on significant “for cause” events.

     We also recognize that we have had, and it may again be desirable to negotiate contractual obligations to nominate and retain designees to our Board of Directors appointed by strategic investors such as those discussed in our Opposition Statement to Proposal No. 3. Limiting the rights to remove such designees without “cause,” as provided in our 2008 Bylaw amendments, enhances our ability to fulfill these contractual obligations and consummate strategic transactions on behalf of our Company.

PROPOSAL 5 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758 (the “Proponent”). Proponent has owned 500 shares of Whole Foods Market, Inc. common stock for at least one year prior to October 1, 2009. The Proponent’s Proposal and Supporting Statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s Proposal and Supporting Statement, the Company disagrees with Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

5 – Majority Vote Committee

RESOLVED: Shareholders request that our Board of Directors adopt a policy establishing an engagement process with proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

This proposal requests our Board to take the following steps if a proposal, submitted by a shareholder for a vote according to Rule 14a-8 of the Securities and Exchange Commission, receives a majority of the votes cast:
  Within four months after the annual meeting, an independent board committee will schedule a meeting (which may be held telephonically and which is coordinated with the timing of a regularly scheduled board meeting) with the proposal proponent, to obtain any additional information for our Board in its consideration of the proposal.
  Following the proponent meeting, the independent board committee will present the proposal with the committee’s recommendation, and relevant information, to our full Board, for action consistent with the company’s charter and bylaws, which includes a consideration of the interest of shareholders.
  In adopting such a policy, our Board can abolish the committee if our Board takes the action requested in the proposal or the proponent agrees with abolishing the committee.
This proposal is important because Whole Foods has pending a simple majority-voting proposal which won our 57%-support at our 2009 annual meeting. Unfortunately, Whole Foods adopted supermajority-voting requirements as high as 75% in 2008.

The merits of this Majority Vote Committee proposal should also be considered given the need to initiate improvements in our company’s corporate governance. For instance in 2008 and 2009, the following governance issues were identified:
  The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in Takeover Defenses.
  Whole Foods had both a 34% dominant shareholder and a multiple share class structure. This can severely limit independent representation for minority public shareholders. The dominant shareholder is Green Equity Investors V, LP/Green Equity Investors Side V, L.P. / Thyme Coinvest, LLC with directors Jonathan Seiffer and Jonathan Sokoloff as beneficial owners of the dominant holdings.
  A Federal Trade Commission investigation revealed that Whole Foods founder John Mackey had posted numerous negative comments on an online financial message board about Wild Oats – a competitor Whole Foods was in the process of acquiring. This tarnished Mackey’s reputation and raised questions about his judgment and leadership.
  John Mackey was long tenured (29-years) – Independence concern.
  Our Lead Director, John Elstrott, had 14-years long tenure – an independence red flag.
  Director Ralph Sorenson was post retirement-age (75) and was the only director with more than one-year’s Whole Foods experience serving on our key Nomination Committee.
  Three directors were insider-related:
Hass Hassan
Jonathan Sokoloff
Jonathan Seiffer
  30% of our Board owned no stock – Oversight concern.
The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal for a:

Majority Vote Committee
Yes on 5

OUR STATEMENT IN OPPOSITION

Although the Company believes that many of the facts cited by the Proponent are irrelevant to the proposal, we want to correct several incorrect and/or misleading statements made by the Proponent:
     1. As of the Company’s last Proxy disclosure, we correctly reported the shareholder with the largest percentage ownership interest in the Company as approximately 17.3%, not 34%, as claimed by the Proponent.
     2. Mr. Mackey’s comments about Wild Oats, on the online financial message board, ended prior to the Company beginning any discussions which resulted in the acquisition of Wild Oats.

     3. Hass Hassan was the founder of Fresh & Wild, Ltd. a United Kingdom (“UK”) organic food retailer that was acquired by the Company in early 2004. Based on his retail expertise, Mr. Hassan subsequently served as a consultant to the Company, focused on our then newly acquired UK operations. This relationship was eventually terminated and the Company’s Board of Directors subsequently asked Mr. Hassan to join the Board of Directors in June 2005. For three years his prior relationship with the Company prevented him from being classified as an “independent” director under applicable NASDAQ Marketplace Rules. Consistent with these rules, the Board first determined that Mr. Hassan was an “independent” director in our 2009 annual meeting Proxy.
     4. All Company Directors currently have a direct or indirect stock/option ownership interest in the Company. In addition, as of the Company’s last Proxy disclosure, we disclosed: one new member of the Company’s ten Board members did not hold any direct or indirect stock/option ownership interest, seven other members held direct stock/option ownership interests, and the remaining two members may be deemed for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, to be the indirect beneficial owner of shares representing approximately 17.3% of the Company’s ownership interest.

As to the merits of the Proponents proposal, our Board’s Nominating and Governance Committee is already charged with the obligation to oversee all aspects of corporate governance. As part of its normal responsibilities, this committee reviews the results of each annual shareholder meeting. Creating an additional committee for the purpose of duplicating one of the Nominating and Governance Committee’s existing tasks is a needless expense and administrative exercise with no corresponding benefit to our shareholders.

The Proponent’s proposal further attempts to micro-manage our Board of Directors by establishing a specific timetable for meetings of the committee, a required process for conducting meetings and a required report to be produced after meetings. The Nominating and Governance Committee charter requires at least two meetings every year, although its chairman can call special meetings at any time. This charter already has a requirement for minutes of the proceedings, as well as authority to hire such outside advisors as may be necessary to discharge the committee’s responsibilities. Additional micro-management by the Proponent constrains the committee members from discharging their fiduciary duties to shareholders in the manner in which they deem most suitable.

PROPOSAL 6 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651 (the “Proponent”). The Proponent has beneficially owned approximately 2,543 shares of Whole Foods Market, Inc. common stock for at least one year prior to September 28, 2009. The Proponent’s Proposal and Supporting Statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled Our Statement in Opposition, following the Proponent’s Proposal and Supporting Statement, the Company disagrees with the Proponent’s proposal and supporting statement.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

Vote Required

Approval of the Shareholder Proposal requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

Resolved: That the shareholders of Whole Foods Market, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s Corporate Governance Guidelines (“Guidelines”) to adopt and disclose a written and detailed succession planning policy, including the following specific features:
  The Board of Directors will review the plan annually;
  The Board will develop criteria for the CEO position which will reflect the Company’s business strategy and will use a formal assessment process to evaluate candidates;
  The Board will identify and develop internal candidates;
  The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually;
  The Board will annually produce a report on its succession plan to shareholders.
Supporting Statement:

     CEO succession is one of the primary responsibilities of the board of directors. A recent study published by the NACD quoted a director of a large technology firm: “A board’s biggest responsibility is succession planning. It’s the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation’s future.” (The Role of the Board in CEO Succession: A Best Practices Study, 2006). The study also cited research by Challenger, Gray & Christmas that “CEO departures doubled in 2005, with 1228 departures recorded from the beginning of 2005 through November, up 102 percent from the same period in 2004.”

     In its 2007 study What Makes the Most Admired Companies Great: Board Governance and Effective Human Capital Management, Hay Group found that 85% of the Most Admired Company boards have a well-defined CEO succession plan to prepare for replacement of the CEO on a long-term basis and that 91% have a well defined plan to cover the emergency loss of the CEO that is discussed at least annually by the board.

     The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process. Our proposal is intended to have the board adopt a written policy containing several specific best practices in order to ensure a smooth transition in the event of the CEO’s departure. We urge shareholders to vote FOR our proposal.

OUR STATEMENT IN OPPOSITION

Although we strongly oppose the Proponent’s proposal, we actively support the concept of succession planning. As noted in our Corporate Governance Principles that are publicly available on our corporate website, succession planning (including CEO succession policy in particular) is an integral part of the Whole Foods Market Board of Directors’ mission statement. Our Board of Directors maintains a succession plan for the members of our executive team and periodically updates this plan. However, the Board of Directors believes that this plan is confidential and proprietary information that should not be publicly available.

     The proposal will result in competitive harm. If we were to publicly designate a potential successor or group of successor candidates to our CEO, this would by definition publicly exclude other executives. Our competitors might attempt to recruit these executives away from us based on such public disclosures. Executives not publicly designated as potential successors might choose to voluntarily leave our employ. Recruitment of new executives might also be impaired. Further, the proposal requires that the policy identify and reflect the Company’s business strategy. This factor would potentially injure Whole Foods Market by requiring disclosure of certain long-term strategic objectives and plans that are not otherwise disclosable to the public, and which could then be used by current and future competitors.

     The proposal interferes with ordinary business operations. Succession policy and planning inherently involve the management of our workforce and decisions regarding the hiring, promotion and termination decisions by our Board of Directors. The corporate laws of Texas, which govern our Company, contemplate that the resolution of these ordinary business problems are best left to management and the Board of Directors, since it is impracticable for shareholders to decide how to solve such problems at an annual shareholders meeting.

     The proposal attempts to micro-manage the Board of Directors. The Proponent’s proposal requires that the succession policy identify and develop internal candidates. Although we have had a strong history of developing internal candidates for our executive officer positions, our Board of Directors has a fiduciary duty to shareholders that cannot be micro-managed or constrained by shareholders in this manner. It is certainly conceivable that an outstanding external candidate might be presented on short notice to the Board of Directors and that the Board of Directors would choose to consider such an approach. The proposal also requires that non-emergency CEO succession be outlined at least three years prior to an anticipated transition date. While long range planning is certainly commendable, the Board of Directors should not be tied to any specific timetable. Economic conditions change quickly, and the Board of Directors requires the flexibility to change direction on short notice.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our voting securities as of January 11, 2010, for (i) each person beneficially owning more than 5% of the outstanding shares of any class of our voting securities, (ii) each director of the Company, (iii) the CEO, CFO and three other most highly compensated executive officers, and (iv) all of our current directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

	COMMON STOCK
	Number of Shares
	Beneficially	Percent
Name	Owned	Of Class
Green Equity Investors V, L.P., Green Equity
Investors Side V, L.P. and Thyme Coinvest,	29,668,574	17.4%
LLC (1)
T. Rowe Price Assoc. (2)	12,252,000	7.2%
Baillie Gifford and Co. Ltd. (3)	10,909,367	6.4%
Glenda Chamberlain (4)	199,857	*
John Elstrott (5)	73,673	*
AC Gallo (6)	87,161	*
Gabrielle Greene (7)	39,194	*
Hass Hassan (8)	61,875	*
Stephanie Kugelman (9)	4,875	*
John P. Mackey (10)	1,233,317	*
Walter Robb (11)	116,040	*
Jonathan Seiffer (1)	29,668,574	17.4%
Morris J. Siegel (12)	43,873	*
Jonathan Sokoloff (1)	29,668,574	17.4%
Ralph “Bud” Sorenson (13)	64,738	*
James P. Sud (14)	219,284	*
William A. Tindell (15)	13,875	*
Including indirect beneficial ownership, all 14
directors and officers as a group (16)	31,826,336	18.6%

____________________

* Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of our executive officers and directors may be contacted at 550 Bowie Street, Austin, Texas 78703.
(1) Based upon the report on Form 4, filed with the SEC 11/26/09. Green Equity Investors V, L.P. ("GEI V"), Green Equity Investors Side V, L.P. ("GEI Side V") and Thyme Coinvest, LLC ("Thyme") are the direct owners of the shares reported herein. GEI Capital V, LLC (the general partner of GEI V and GEI Side V), Green V Holdings, LLC (a limited partner of GEI V), Leonard Green & Partners, L.P. (an affiliate of GEI Capital V, LLC and manager of Thyme) and LGP Management, Inc. (the general partner of Leonard Green & Partners, L.P.) all may be deemed to have shared voting and investment power respect to the shares of common stock beneficially owned by GEI V, GEI Side V and Thyme. As such they may have shared beneficial ownership of such shares of common stock. Each of GEI Capital V, LLC, Green V Holdings, LLC, Leonard Green & Partners, L.P. and LGP Management, Inc. disclaims beneficial interest of the shares reported herein except to the extent of their pecuniary interest therein. Jonathan Seiffer and Jonathan Sokoloff, as part of Leonard Green & Partners, L.P., directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, to be the indirect beneficial owner of the shares owned by GEI V, GEI Side V and Thyme. Messrs. Seiffer and Sokoloff disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest therein.
(2) Based upon the report of Schedule 13F, filed with the SEC 9/30/2009. The address of T. Rowe Price & Associates, Inc. is 100 East Pratt Street, 10th Floor Baltimore, MD 21202-1009
(3) Based upon the report of Schedule 13F, filed with the SEC 9/30/2009. The address of Baillie Gifford & Co. Ltd. is Calton Square 1 Greenside Row Edinburgh, EH1 3AN UK.
(4) Includes 75,970 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(5) Includes 29,873 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(6) Includes 78,992 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(7) Includes 36,673 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(8) Includes 31,873 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(9) Includes 1,875 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(10) Includes 77,046 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Mr. Mackey has pledged an aggregate of 506,000 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.
(11) Includes 82,253 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(12) Includes 40,873 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(13) Includes 29,873 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(14) Includes 75,878 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days. Mr. Sud has pledged an aggregate of 126,006 shares of common stock in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.
(15) Includes 1,875 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.
(16) Includes 563,054 shares of common stock issuable upon exercise of outstanding stock options and any shares of which this individual has the right to acquire beneficial ownership within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, except as set forth below, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports: John Elstrott (one late form 4 with respect to the purchase of 1,000 shares) and this event was also voluntarily disclosed in last year’s proxy statement.

Shareholders’ Proposals

Any proposal that a shareholder of the Company wish to have considered in connection with the 2011 Annual Meeting of Shareholders must be submitted to the Company’s Corporate Secretary at its principal executive offices no later than October 2, 2010, and in accordance with related provisions of the Company’s current Bylaws.

WHOLE FOODS MARKET, INC. C/O SECURITIES TRANSFER CORPORATION P.O. BOX 701629 DALLAS, TX 75370
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M19052-P86536-Z51110 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WHOLE FOODS MARKET, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following director nominees:
1.	Election of Directors:	☐	☐	☐
01) DR. JOHN B. ELSTROTT 02) GABRIELLE E. GREENE 03) HASS HASSAN 04) STEPHANIE KUGELMAN 05) JOHN P. MACKEY		06) JONATHAN A. SEIFFER 07) MORRIS J. SIEGEL 08) JONATHAN D. SOKOLOFF 09) DR. RALPH Z. SORENSON 10) WILLIAM A. (KIP) TINDELL, III
						For	Against	Abstain
The Board of Directors recommends you vote FOR the following company proposal:
2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR FISCAL YEAR 2010:					☐	☐	☐
The Board of Directors recommends you vote AGAINST the following shareholder proposals:
3.	SHAREHOLDER PROPOSAL REGARDING EXPANDING THE REQUIREMENT FOR MAJORITY VOTING STANDARDS FOR ALL MATTERS REQUIRING A VOTE OF THE SHAREHOLDERS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS:					☐	☐	☐
4.	SHAREHOLDER PROPOSAL REGARDING AMENDMENT OF THE COMPANY'S BYLAWS TO PERMIT REMOVAL OF A DIRECTOR WITH OR WITHOUT CAUSE:					☐	☐	☐
5.	SHAREHOLDER PROPOSAL REGARDING ESTABLISHING A BOARD OF DIRECTORS POLICY CONCERNING AN ENGAGEMENT PROCESS WITH PROPONENTS OF SHAREHOLDER PROPOSALS THAT ARE SUPPORTED BY A MAJORITY OF THE VOTES CAST:					☐	☐	☐
6.	SHAREHOLDER PROPOSAL REGARDING REQUESTING THAT THE BOARD OF DIRECTORS AMEND THE COMPANY'S CORPORATE GOVERNANCE PRINCIPLES TO ADOPT AND DISCLOSE A WRITTEN AND DETAILED CEO SUCCESSION PLANNING POLICY:					☐	☐	☐

IF YOU GRANT A PROXY, THE PROXY HOLDERS WILL ALSO HAVE THE DISCRETION TO VOTE THESE SHARES ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M19053-P86536-Z51110
PROXY
WHOLE FOODS MARKET, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 8, 2010, at 9:00 a.m., local time, at the Westin Bayshore, 1601 Bayshore Drive, Vancouver, British Columbia V6G2V4 Canada and the Proxy Statement in connection therewith, and (b) appoints John P. Mackey and Glenda Chamberlain and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as specified on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED:
  FOR ALL NOMINEES FOR DIRECTORS;
  FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP;
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING EXPANDING THE REQUIREMENT FOR MAJORITY VOTING STANDARDS FOR ALL MATTERS REQUIRING A VOTE OF THE SHAREHOLDERS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS;
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING AMENDMENT OF THE COMPANY'S BYLAWS TO PERMIT REMOVAL OF A DIRECTOR WITH OR WITHOUT CAUSE;
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING ESTABLISHING A BOARD OF DIRECTORS POLICY CONCERNING AN ENGAGEMENT PROCESS WITH PROPONENTS OF SHAREHOLDER PROPOSALS THAT ARE SUPPORTED BY A MAJORITY OF THE VOTES CAST;
  AGAINST THE SHAREHOLDER PROPOSAL REGARDING REQUESTING THAT THE BOARD OF DIRECTORS AMEND THE COMPANY'S CORPORATE GOVERNANCE PRINCIPLES TO ADOPT AND DISCLOSE A WRITTEN AND DETAILED CEO SUCCESSION PLANNING POLICY; AND
  AT THE DISCRETION OF THE PROXY HOLDERS ON ANY ADDITIONAL MATTERS PROPERLY PRESENTED FOR A VOTE AT THE MEETING IN ACCORDANCE WITH TEXAS LAW AND THE COMPANY'S BYLAWS.
Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE